Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Declares Quarterly Dividend, Announces Increase to Securities Repurchase Authorization and Extends 382 Rights Plan

CARMEL, Ind. November 13, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on the Company’s common shares. The dividend will be payable December 24, 2014, to shareholders of record at the close of business on December 10, 2014.

The company also announced that its Board of Directors has authorized the repurchase of up to an additional $400 million of the company’s common stock. As of September 30, 2014, CNO had repurchased $301.5 million of securities in 2014 and had remaining repurchase capacity under the buyback program of approximately $96 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

The company also announced that its Board of Directors has adopted an amended and restated Section 382 stockholder rights plan that extends the rights plan until December 31, 2017. The rights plan was scheduled to expire on December 6, 2014. The rights plan is designed to protect stockholder value by preserving the value of certain tax assets primarily associated with tax net operating loss carryforwards under Section 382 of the Internal Revenue Code. The company plans to submit the amended and extended rights plan to a vote at its next annual meeting in May 2015. A complete copy of the rights plan, including additional information regarding its terms and conditions, will be included in a Form 8-K to be filed by CNO with the Securities and Exchange Commission.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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